Exhibit 8.1

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, N.Y. 10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

DIRECT DIAL NUMBER	E-MAIL ADDRESS

April 17, 2013

LightInTheBox Holding Co., Ltd.

Building 2, Area D, Floor 1-2, Diantong Times Square

No. 7 Jiuxianqiao North Road

Chaoyang District, Beijing 100020

People’s Republic of China

Ladies and Gentlemen:

We have acted as United States federal tax counsel to LightInTheBox Holding Co., Ltd., a Cayman Islands company (the “Company”), in connection with the registration statement on Form F-1, including the prospectus contained therein (together, the “Registration Statement”), filed on the date hereof by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended, relating to the registration of shares of the Company’s ordinary shares, par value US$0.000067 per share, which will be represented by American depositary shares evidenced by American depositary receipts.

We have examined the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth. In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement and that the Registration Statement and other documents will be executed by the parties in the forms provided to and reviewed by us.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we hereby confirm that the discussion of the material United States federal income tax consequences set forth in the Registration Statement

BEIJING	HONG KONG	HOUSTON	LONDON	LOS ANGELES	PALO ALTO	SÃO PAULO	SEOUL	TOKYO	WASHINGTON, D.C.

under the caption “Taxation—Material United States Federal Income Tax Considerations” represents the opinion of Simpson Thacher & Bartlett LLP.

We do not express any opinion herein concerning any law other than the United States federal income tax law.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the headings “Taxation” and “Legal Matters” in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP